NEWS RELEASE	Contact:
Transcontinental Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. reports Earnings for Q1 2026

DALLAS (May 7, 2026) -- Transcontinental Realty Investors, Inc. (NYSE:TCI) is reporting its results of operations for the three months ended March 31, 2026. For the three months ended March 31, 2026, we reported net income attributable to common shares of $0.2 million or $0.02 per share, compared to $4.6 million or $0.53 per share for the same period in 2025.

Financial Highlights

•Total occupancy for stabilized properties was 81% at March 31, 2026, which includes 93% at our multifamily properties and 58% at our commercial properties.
•Occupancy for our Alera, Bandera Ridge and Merano (collectively, our “Development Properties”) at March 31, 2026 was 47%, 44% and 42%, respectively.
•During the three months ended March 31, 2026, we sold 21 lots from our holdings in Windmill Farms for $1.0 million, resulting in a gain on sale of $0.8 million.

Financial Results

Revenues increased $0.3 million from $12.0 million for the three months ended March 31, 2025 to $12.3 million for the three months ended March 31, 2026. The increase in revenue is primarily due to an increase of $0.7 million from our commercial properties offset in part by a $0.3 million from our multifamily properties. The increase in revenue from our commercial properties is primarily due to an increase in occupancy at Stanford Center.

Net operating loss increased approximately $1.3 million from $0.6 million for the three months ended March 31, 2025 to $2.0 million for the three months ended March 31, 2026. Our increase in net operating loss was primarily due to a $1.4 million increase in operating expenses from the lease-up properties for the three months ended March 31, 2026.

Net income attributable to the Company decreased approximately $4.5 million from $4.6 million for the three months ended March 31, 2025 to $0.2 million for the three months ended March 31, 2026. The decrease in net income is primarily attributed to a decreases of $3.5 million from gain on sale or write down of assets, $1.4 million in interest income, net and $1.3 million in net operating loss offset in part by a $1.8 million decrease in tax provision. The decrease in gain on sale of real estate transactions is attributed to the condemnation of a parcel of land at Windmill Farms in 2025.

About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2026	2025
Revenues:
Rental revenues	$11,656	$11,427
Other income	685	581
Total revenue	12,341	12,008
Expenses:
Property operating expenses	7,333	5,977
Depreciation and amortization	3,630	2,883
General and administrative	1,327	1,352
Advisory fee to related party	2,013	2,431
Total operating expenses	14,303	12,643
Net operating loss	(1,962)	(635)
Interest income	4,404	4,628
Interest expense	(2,934)	(1,781)
Gain on sale or write down of assets, net	385	3,891
Income tax provision	431	(1,322)
Net income	324	4,781
Net income attributable to noncontrolling interest	(156)	(163)
Net income attributable to the Company	$168	$4,618
Earnings per share
Basic and diluted	$0.02	$0.53
Weighted average common shares used in computing earnings per share
Basic and diluted	8,639,316	8,639,316